SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 1, 2013

HITTITE MICROWAVE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51448	04-2854672
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2 Elizabeth Drive, Chelmsford, Massachusetts 01824

(Address of principal executive offices) (Zip Code)

(978) 250-3343

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)  2013 Salaries.

The Compensation Committee of our Board of Directors has authorized increases in the rates of salary for certain of our executive officers, effective January 1, 2013. The 2013 salaries of our principal executive officer, our principal financial officer and the three other officers who were identified as “named executive officers” in our definitive proxy statement for our 2012 annual meeting of stockholders (our “Named Executive Officers”) were increased as follows:

Name	Title	2012 Salary	2013 Salary
Stephen G. Daly	Chief Executive Officer	$364,000	$400,000

William W. Boecke	Chief Financial Officer	255,000	300,000

Norman G. Hildreth	Vice President	255,000	260,000

Thomas Hwang	Vice President of Sales	250,000	260,000

William D. Hannabach	Vice President of Global Operations	245,000	255,000

(b) 2013 Senior Executive Cash Incentive Compensation Plan.

The Compensation Committee of our Board of Directors has replaced its discretionary cash bonus program for our Named Executive Officers and other senior executives with a Senior Executive Cash Incentive Compensation Plan for calendar year 2013 (the “Plan”), which took effect on January 1, 2013.

Each participant is assigned a target bonus amount, representing a fixed percentage of his base salary. The target amount is allocated to two components as follows:

•                  70% will be determined based on our company financial performance in 2013; and

•                  30% will be determined based upon the individual’s performance in relation to individual performance objectives, or MBOs.

The target bonus represents the amount to be paid assuming 100% attainment of the company financial performance targets and individual MBO targets, as specified in the Plan. The actual bonus awarded will be reduced to as little as zero, or increased within stated limits, to the extent that actual performance varies from the targeted levels set forth in the Plan.

The 2013 target bonus for each of our Named Executive Officers, as a percentage of his salary for 2013, is as follows:

Name	Title	Target Bonus as Percentage of Salary
Stephen G. Daly	President and Chief Executive Officer	60%

William W. Boecke	Chief Financial Officer	50%

Norman G. Hildreth	Vice President	40%

Thomas Hwang	Vice President of Sales	40%

William D. Hannabach	Vice President of Global Operations	40%

The company financial performance component of the bonus will be determined based on three equally weighted measures of our financial performance for calendar year 2013:

•                  Revenue growth, compared to 2012;

•                  Gross margin; and

•                  Operating margin.

The amount of the bonus paid on account of each of these company performance measures will be equal to the portion of the target bonus that is allocated to that measure, multiplied by a pay-out factor (ranging from zero to 300%) based on the actual value of such measure for 2013, determined in accordance with a matrix set forth in the Plan.

For this purpose, our revenue growth, gross margin and operating margin will be determined by reference to our financial statements prepared in accordance with U.S. generally accepted accounting principles; provided, that in determining the extent to which the performance targets have been achieved the Compensation Committee may adjust the GAAP measures to include or exclude special or unusual items such as restructuring-related expense, acquisition-related expense, gain or loss on disposition of businesses, non-recurring royalty payments, impairments of acquisition-related intangible assets, deferred tax adjustments, asset write-offs, write-downs and impairment charges, significant unforeseen legal costs or settlements and such other similar non-cash or non-recurring items as the Compensation Committee may determine in its sole discretion. In making any such adjustments the Committee will be guided by the principle that our compensation practices should not have the effect of deterring participants from taking actions that are beneficial for our company and stockholders because they might decrease the participants’ bonus payments, nor should they encourage participants to take actions that are detrimental to our company and stockholders because they might increase participants’ bonus payments.

The percentage of the MBO bonus paid to any participant will be based on the Committee’s determination, in its sole discretion, as to the extent to which the participant has attained or exceeded his MBO objectives, provided that in no case will the MBO bonus be paid at more than 150% of the targeted level.

We expect that the amounts, if any, of the company performance bonus and MBO bonus will be determined by the Compensation Committee at its first regularly scheduled meeting following the issuance of our earnings release for 2013, and that such amounts, if any, shall be paid during the first quarter of 2014.

Item 5.03              Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective on January 4, 2013, our Board of Directors amended Sections 3.6(b) and 4.5(b) of our bylaws, which require that a stockholder desiring to place a proposal or a nomination for election of a director before a meeting of our stockholders must first give written notice to our corporate secretary, in a manner and by a date specified in the bylaws. The principal effect of the amendment was to change the date by which such notice must be provided from a date that is “not less than sixty (60) days and not more than ninety (90) days prior to the date for such annual meeting” to a date that “not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting.”

Our Amended and Restated Bylaws, as so amended, are attached as Exhibit 3.1 to this Current Report.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 3.1      Amended and Restated Bylaws, as amended January 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HITTITE MICROWAVE CORPORATION

	By:	/s/ Stephen G. Daly
Stephen G. Daly
Chief Executive Officer

Date: January 7, 2013